    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2000
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                            THE SECURITIES ACT OF 1933
                            ------------------------
                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                DISTRICT OF COLUMBIA                                       52-089-1669
           (State or other jurisdiction of                    (I.R.S. Employer Identification No.)
           incorporation or organization)
                                           2201 COOPERATIVE WAY
                                          HERNDON, VIRGINIA 20171
                                              (703) 709-6700
                            (Address, including zip code, and telephone number,
                     including area code, of registrant's principal executive offices)

                                     JOHN JAY LIST, GENERAL COUNSEL
                         NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
                                           2201 COOPERATIVE WAY
                                          HERNDON, VIRGINIA 20171
                                              (703) 709-6700
                         (Name, address, including zip code, and telephone number,
                                including area code, of agent for service)
                                                COPIES TO:
               MARK L. WEISSLER, ESQ.                                 THOMAS R. BROME, ESQ.
         MILBANK, TWEED, HADLEY & MCCLOY LLP                         CRAVATH, SWAINE & MOORE
               1 CHASE MANHATTAN PLAZA                                  825 EIGHTH AVENUE
              NEW YORK, NEW YORK 10005                              NEW YORK, NEW YORK 10019
                   (212) 530-5446                                        (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE           AGGREGATE               AMOUNT OF
       SECURITIES TO BE REGISTERED         REGISTERED(1)        PER UNIT(2)         OFFERING PRICE(2)      REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------------
Collateral trust bonds...................  $500,000,000             100%               $500,000,000             $132,000
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Expressed as the principal amount of collateral trust bonds.
(2) Estimated solely for purposes of calculating the registration fee.
(3) This registration statement includes an additional $1,175,000,000 of collateral trust bonds previously registered on Form S-3 (registration number 333-38234). Filing fees of $312,650 associated with these securities were previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
    PURSUANT TO RULE 429 OF THE COMMISSION UNDER THE SECURITIES ACT OF 1933, THE WITHIN PROSPECTUS RELATES TO DEBT SECURITIES REGISTERED HEREBY AND TO DEBT SECURITIES PREVIOUSLY REGISTERED BY REGISTRATION STATEMENT NUMBER 333-38234.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
                                   PROSPECTUS

                    SUBJECT TO COMPLETION, DECEMBER 5, 2000

                                   [CFC LOGO]

                            National Rural Utilities
                        Cooperative Finance Corporation

                                 $1,675,000,000

                             Collateral Trust Bonds

                            ------------------------

We plan to issue from time to time up to $1,675,000,000 of collateral trust bonds. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

This prospectus may not be used to consummate sales of collateral trust bonds unless accompanied by a prospectus supplement.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER   , 2000

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

     National Rural Utilities Cooperative Finance Corporation ("CFC") files annual, quarterly and current reports and other information with the SEC. You may read and copy any document CFC files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CFC's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows the incorporation by reference of information filed in other documents into this prospectus, which means that CFC can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. CFC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

          - Annual Report on Form 10-K for the year ended May 31, 2000; and

          - Quarterly Report on Form 10-Q for the quarter ended August 31, 2000.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

         Steven L. Lilly
        Senior Vice President and Chief Financial Officer
        National Rural Utilities Cooperative Finance Corporation
        Woodland Park, 2201 Cooperative Way
        Herndon, Virginia 20171-3025
        (703) 709-6700

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER OF THESE DEBT SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                      CFC

     CFC was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. CFC's principal purpose is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members. Through Rural Telephone Finance Cooperative ("RTFC"), a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. Also, through Guaranty Funding Cooperative ("GFC"), a controlled affiliate of CFC established in 1991, CFC provides financing for rural electric systems to refinance RUS guaranteed debt previously held by the Federal Financing Bank of the United States Treasury. CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, Virginia 20171-3025 and its telephone number is (703) 709-6700.

     CFC's 1,050 members as of August 31, 2000 included 904 rural electric utility members, virtually all of which are consumer-owned cooperatives, 73 service members and 73 associate members. The utility member systems included 833 distribution systems and 71 generation and transmission systems operating in 49 states and two U.S. territories.

     CFC's long-term loans to rural utility system members generally have 35-year maturities. CFC makes loans directly to members or in conjunction with concurrent RUS loans. Loans made to members that do not also have RUS loans are generally secured by a mortgage or substantially all the rural utility system member's property, including revenues. Loans made to members that also have RUS loans are generally secured ratably with RUS's loans by a common mortgage on substantially all the rural utility system member's property, including revenues. Interest rates on these loans are either fixed or variable. Fixed rates are offered daily based on the overall cost of long-term funds and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in the cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. CFC makes these loans on either a secured or an unsecured basis. CFC has the right to adjust the rates on these loans semi-monthly in line with changes in the short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through RTFC. These loans are long-term fixed or variable rate loans with maturities that generally do not exceed 15 years and short-term loans. In many cases, the customers of the electric cooperatives are also the customers of the RTFC telecommunication systems, as both the cooperatives and the RTFC systems serve the rural areas of the United States.

     At August 31, 2000, CFC had a total of $18,642 million of loans outstanding and $1,990 million of guarantees outstanding.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally obligated to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage, often joint with RUS, on the system's property or, in the case of a lease transaction, on the leased property. Holders of $915 million of the guaranteed pollution control debt at August 31, 2000 had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At August 31, 2000, the allowance was $239 million. At

August 31, 2000, CFC's largest ten borrowers had outstanding loans totaling $4,428 million, which represented 24% of CFC's total loans outstanding. As of August 31, 2000, outstanding guarantees for these same largest ten borrowers totaled $517 million, which represented 24% of CFC's total guarantees outstanding. On that date, no member had loans and guarantees outstanding in excess of 4% of the aggregate amount of CFC's outstanding loans and guarantees.

     CFC's fixed charge coverage ratio was as follows for the periods indicated:

 THREE MONTHS
     ENDED
  AUGUST 31,                         YEAR ENDED MAY 31,
---------------       ------------------------------------------------
2000       1999       2000       1999       1998       1997       1996
----       ----       ----       ----       ----       ----       ----
1.16       1.12       1.13       1.12       1.12       1.12       1.12

     Margin used to compute the fixed charge coverage ratio represent net margins before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement, CFC will add the net proceeds from the sale of the debt securities to the general funds, which will be used to make loans to members, repay short-term borrowings, refinance existing long-term debt and for other corporate purposes. CFC expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                         SUMMARY FINANCIAL INFORMATION

     The following is a summary of selected financial data for each of the five years ended May 31, 2000.

                                     2000          1999          1998          1997         1996
                                     ----          ----          ----          ----         ----
                                                    (DOLLAR AMOUNTS IN THOUSANDS)
For the year ended May 31:
Operating income................  $ 1,020,998   $   792,052   $   639,948   $  567,065   $  508,090
                                  ===========   ===========   ===========   ==========   ==========
Operating margin................  $   116,497   $    76,439   $    57,022   $   54,736   $   50,621
Gain on sale of land............           --            --         5,194           --           --
Extraordinary loss(A)...........       (1,164)           --            --           --       (1,580)
                                  -----------   -----------   -----------   ----------   ----------
Net margins.....................  $   115,333   $    76,439   $    62,216   $   54,736   $   49,041
                                  ===========   ===========   ===========   ==========   ==========
Fixed charge coverage
  ratio(A)......................         1.13          1.12          1.12         1.12         1.12
                                  ===========   ===========   ===========   ==========   ==========
As of May 31:
Assets..........................  $17,083,440   $13,925,252   $10,682,888   $9,057,495   $8,054,089
                                  ===========   ===========   ===========   ==========   ==========
Long-term debt(B)...............  $10,595,596   $ 6,891,122   $ 5,024,621   $3,596,231   $3,682,421
                                  ===========   ===========   ===========   ==========   ==========
Quarterly income capital
  securities....................  $   400,000   $   400,000   $   200,000   $  125,000   $       --
                                  ===========   ===========   ===========   ==========   ==========
Members' subordinated
  certificates..................  $ 1,340,417   $ 1,239,816   $ 1,229,166   $1,212,486   $1,207,684
                                  ===========   ===========   ===========   ==========   ==========
Members' equity.................  $   341,217   $   296,481   $   279,278   $  271,594   $  269,641
                                  ===========   ===========   ===========   ==========   ==========
Leverage ratio(C)...............         8.12          7.11          6.39         5.87         5.70
                                  ===========   ===========   ===========   ==========   ==========
Debt to equity ratio(D).........         6.46          5.52          4.51         3.97         3.63
                                  ===========   ===========   ===========   ==========   ==========

---------------
(A) Extraordinary losses for the years ended May 31, 1996 and 2000 represent premiums in connection with the prepayment of collateral trust bonds. Margin used to compute the fixed charge coverage ratios represent net margin before extraordinary losses plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratios consist of interest and amortization of bond discounts and bond issuance expenses.

(B) Includes commercial paper reclassified as long-term debt and excludes $3,040 million, $983 million, $327 million, $269 million and $352 million in long-term debt that comes due, matures and/or will be redeemed early during fiscal years 2000, 1999, 1998, 1997 and 1996, respectively.

(C) In accordance with CFC's revolving credit agreements, the leverage ratio is calculated by dividing debt and guarantees outstanding, excluding quarterly income capital securities ("QUICS") and debt used to fund loans guaranteed by the RUS, by the total of QUICS, members' subordinated certificates and members' equity.

(D) The debt to equity ratio is calculated by dividing debt outstanding, excluding QUICS and debt used to fund loans guaranteed by the RUS, by the total of QUICS, members' subordinated certificates, members' equity and the loan loss allowance.

     CFC has had outstanding guarantees for its members' indebtedness in each of the fiscal years shown above. Members' interest expense on such indebtedness was approximately $40 million for the year ended May 31, 2000.

     CFC does not have outstanding any common stock and does not pay dividends. Annually, CFC allocates its net margin to its members in the form of patronage capital certificates. Under current policies, CFC retires patronage capital 70% during the next fiscal year and holds the remaining 30% for 15 years. All retirements of patronage capital are subject to approval by the Board of Directors, if permitted by CFC's contractual obligations and to the extent that the Board of Directors in its discretion may determine from time to time that the financial condition of CFC will not be impaired as a result.

                                 CAPITALIZATION

     The following table shows the capitalization of CFC as of August 31, 2000.

                   (DOLLARS IN THOUSANDS)
Senior debt:
  Short-term debt(A)........................................  $4,540,559
  Long-term debt(A).........................................  12,089,955
                                                              ----------
          Total senior debt(B)..............................  16,630,514
                                                              ----------
Subordinated debt and members' equity:
  Deferrable subordinated debt(C)...........................     400,000
  Members' subordinated certificates(D).....................   1,479,773
  Members' equity(E)........................................     308,886
                                                              ----------
          Total capitalization..............................  $18,819,173
                                                              ==========

------------
(A) At August 31, 2000, CFC short-term indebtedness is used to fund CFC's short-, intermediate- and long-term variable rate loans, as well as its long-term fixed rate loans on a temporary basis. It generally consists of commercial paper with maturities of up to nine months. To support its own commercial paper and its obligations with respect to tax-exempt debt issued on behalf of members, CFC had at August 31, 2000, bank revolving credit agreements providing for borrowings aggregating up to $7,040 million. CFC may borrow under the revolving credit agreements only if it continues to meet conditions, including maintenance of members' equity and members' subordinated certificates of at least $1,418 million increased each fiscal year by 90% of net margins not distributed to members and an average fixed charge coverage ratio over the six most recent fiscal quarters of at least
    1.025. The revolving credit agreements also require a fixed charge coverage ratio of 1.05 for the preceding fiscal year as a condition to the retirement of patronage capital and prohibit CFC from pledging collateral in excess of 150% of the principal amount of collateral trust bonds outstanding. Commercial paper in the amount of $7,040 million is shown as long-term debt based on CFC's ability to borrow under each of the facilities. Long-term debt also includes CFC's outstanding collateral trust bonds and medium-term notes.

(B) At August 31, 2000 CFC had outstanding guarantees of tax-exempt securities issued on behalf of members in the aggregate amount of $1,018 million. Guaranteed tax-exempt securities include $915 million of long-term adjustable or floating/fixed rate pollution control bonds which are required to be remarketed at the option of the holders. CFC has agreed to purchase any such bonds that cannot be remarketed. At August 31, 2000, CFC had guaranteed its members' obligations in connection with certain lease transactions and other debt in the amount of $972 million.

(C) As of August 31, 2000, CFC had a total of $400 million of deferrable subordinated debt outstanding in the form of QUICS. QUICS are subordinate and junior in right of payment to senior indebtedness. CFC has the right at any time and from time to time during the term of the QUICS to defer the payment of interest for up to 20 consecutive quarters.

(D) Subordinated certificates are subordinated obligations purchased by members as a condition of membership and in connection with CFC's extension of long-term credit to them. Those issued as a condition of membership, $642 million at August 31, 2000, generally mature 100 years from issuance and bear interest at 5% per annum. The others either mature 46 to 50 years from issuance, or mature at the same time as, or amortize proportionately with, the credit extended, and either are non-interest bearing or bear interest at varying rates.

(E) CFC allocates its net margin among its members (in proportion to interest earned from the members) a members' capital reserve and the cooperative education fund. The net margin required to earn a fixed charge coverage ratio of 1.12 is allocated to the members. The net margin earned in excess of the amount required to earn a fixed charge coverage ratio of 1.12 is allocated primarily to the members' capital reserve, and a small portion is allocated to the cooperative education fund. The cooperative education fund is distributed annually to the cooperatives to assist in the teaching of cooperative principles. The current policy of CFC is to return the amounts so allocated to its members 70% in the following year and to return the remaining 30% after 15 years with due regard for CFC's financial condition. The unretired allocations for fiscal years 1991-1993 are being retired over the 9-year period from 2000 through 2008. The current policy of RTFC is to retire 70% of current year's margins within 8 1/2 months of the end of the fiscal year with the remainder to be retired at the discretion of RTFC's Board of Directors. The current policy of GFC is to retire 100% of current year's margin shortly after the end of the fiscal year.

                              DESCRIPTION OF THE BONDS

GENERAL

     The bonds will be issued under an indenture between CFC and U.S. Bank National Association as successor trustee, or other trustee to be named as trustee, dated as of February 15, 1994. The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officer's certificates establishing the bonds and the bonds are merely an outline and do not purport to be complete.

     Reference is made to the prospectus supplement relating to any particular issue of offered bonds for the following terms:

     - the title and limit on aggregate principal amount of the bonds,

     - the persons to whom interest on the bonds is payable, if other than the persons in whose names the bonds are registered,

     - the date or dates on which the bonds will mature,

     - the annual rate or rates, if any, at which such bonds will bear interest or any method by which such rate or rates will be determined,

     - the date or dates from which the interest will accrue and the date or dates at which interest will be payable,

     - the place where payments may be made on the bonds,

     - any redemption or sinking fund terms,

     - the denominations in which the bonds will be issuable if other than $1,000 and any integral multiple thereof,

     - the coin or currency in which payment of the principal of and premium and interest on the bonds will be payable (if other than the coin or currency in which the bonds are denominated), and, if to be payable in a coin or currency other than that in which the bonds are denominated, the period or periods within which, and the terms and conditions upon which, the election may be made, and if denominated or payable in any coin or currency, including composite currencies, other than U.S. dollars, the method by which the bonds will be valued,

     - if the principal of or premium or interest on the bonds are to be payable in securities or other property at the election of CFC or a holder, the type and amount of the securities or other property, or the method by which the amount will be determined, and the periods within which, and the terms and conditions on which, any election may be made,

     - if the amount payable in respect of principal of or any premium or interest on such bonds may be determined with reference to an index, the manner in which the amounts will be determined,

     - if other than the principal amount of the bonds, the portion of the principal amount of the bonds payable upon declaration of the acceleration of the maturity,

     - the terms, if any, on which bonds may be converted into or exchanged for securities of CFC or any other person,

     - if the bonds are to be issued in global form, the depositary with respect to the global bond or bonds and any limitations on the rights of the holders of the bonds to transfer or exchange them or to obtain the registration of transfer or to obtain certificates in definitive form in lieu of temporary form,

     - if the bonds are to be issuable as bearer securities, any and all incidental matters,

     - the right of CFC to limit or discharge the indenture as to the bonds,

     - whether and under what circumstances CFC will pay additional amounts on the bonds held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms CFC will have the option to redeem the bonds rather than pay the additional amounts, and

     - any other terms of the bonds, not inconsistent with the provisions of the indenture. (Section 2.03)

     The bonds may be issued in registered form without coupons, in a form registered as to principal only with or without coupons, in bearer form with or without coupons or any combination thereof. In addition, all or a portion of the bonds may be issued in temporary or definitive global form. Bonds in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

     CFC may also re-open a previous series of bonds of any series without the consent of the holders of the bonds of any series and issue additional bonds of the same series.

SECURITY

     The bonds will be secured, equally with outstanding bonds, by the pledge with the trustee of eligible collateral having an allowable amount of at least 100% of the principal amount of bonds outstanding. The indenture provides that eligible collateral will consist of cash, eligible mortgage notes of distribution system members and permitted investments. The "allowable amount" of cash is 100% thereof, the "allowable amount" of eligible mortgage notes is the amount advanced and not repaid and the "allowable amount" of permitted investments is their cost to CFC (exclusive of accrued interest and brokerage commissions). However, the "allowable amount" of permitted investments traded on a national securities exchange or in any over-the-counter market is their fair market value as determined by CFC. For purposes of the indenture and as used in describing the bonds herein, a "member" is any person which is a member or patron of CFC, and a "distribution system member" is a member 50% or more of whose gross operating revenues are derived from sales of electricity to ultimate consumers. (Sections 1.01 and 3.01)

     As a condition to the authentication and delivery of bonds or to the withdrawal of collateral, and in any event at least once a year, CFC must certify to the trustee that:

          - the allowable amount of eligible collateral pledged under the indenture is at least equal to 100% of the aggregate principal amount of bonds to be outstanding;

          - each eligible mortgage note included in the eligible collateral so certified is an eligible mortgage note of a distribution system member having an equity ratio of at least 20% and an average coverage ratio of at least 1.35; and

          - the aggregate allowable amount of all eligible mortgage notes of any one distribution system member so certified does not exceed 10% of the aggregate allowable amount of all eligible collateral so certified. (Sections 3.01, 6.01 and 7.13)

     CFC is also entitled to the authentication and delivery of bonds on the basis of the retirement of outstanding bonds at their final maturity or by redemption at the option of CFC. (Sections 3.02 and 3.03)

     The indenture provides that bonds may be issued without limitation as to aggregate principal amount, subject to the restriction described under "Restriction on Indebtedness", so long as the allowable amount of eligible collateral pledged under the indenture at least equals the aggregate principal amount of bonds to be outstanding and meets the other requirements set forth herein. (Sections 2.03 and 13.01) "Eligible mortgage note" means a note or bond of a distribution system member which is secured by a mortgage under which no default exists with respect to the covenants required by the indenture to be contained in a mortgage, unless consented to by the mortgagees to the extent permitted in the mortgage and the indenture, and under which no "event of default" as defined in the mortgage shall have occurred and shall have resulted in the exercise of remedies. (Section 1.01)

     "Equity ratio" is determined by dividing the sum of the member's equities and margins at the end of the particular year by the member's total assets and other debts at such date. "Coverage ratio" is determined by dividing the sum of the member's patronage capital and operating margins, non-operating margins-interest, cash received in respect of power supply systems and other capital credits, depreciation and amortization expense and interest expense with respect to long-term debt by the member's long-term debt service obligations in respect of the year. If any portion of the member's long-term debt is refinanced during the year the long-term debt service obligations during the year in respect thereof will be based upon the larger of (x) an annualization of their obligations with respect to the refinancing debt during the portion of the year the refinancing debt is outstanding and (y) the long-term debt service obligations during the following year on the refinancing debt. These terms are determined in accordance with the system of accounting used for RUS reporting, or if the member is not required to maintain its accounts in accordance with the system, then in accordance with generally accepted accounting principles. However, the indenture requires that interest expense and long-term debt service obligations include 33 1/3% of the amount by which (x) rental payments by the member with regard to certain property having an initial cost greater than $250,000 exceed (y) 2% of such member's equities and margins, each in respect of the year. For RUS reporting purposes and for purposes of CFC's calculation of borrowers' ratios, obligations under take-or-pay power contracts, guaranties and other contingent obligations are not considered debt of a member. "Average coverage ratios" are computed by averaging the best two of the three calendar years preceding the date of determination. (Section 1.01) The effect of these provisions is to exclude from the computation of the coverage ratio capital credits except to the extent received by the member in the form of cash.

     The indenture requires that each mortgage securing an eligible mortgage note be a first mortgage on the property then owned or thereafter acquired by the member issuing the note, or, in the case of certain public agency borrowers, on such member's revenues, subject to usual exceptions in mortgages of utility companies. If the mortgage is a common mortgage with RUS or any other lender, the mortgagees must be secured equally and ratably. (Section 1.01 and Schedule I)There are no requirements in the indenture as to the value of the property subject to the lien of a mortgage.

     The indenture provides that, unless an event of default under the indenture exists, and other than certain limited duties specified in the indenture, the trustee shall have no duties or responsibilities with regard to any mortgage and no responsibilities with regard to the value of any property subject thereto. (Section 4.03)

     "Permitted investments" are defined to include:

     - certain obligations of or guaranteed by the United States and of states and municipalities and agencies thereof which are rated at least AA or equivalent by at least two nationally recognized statistical rating agencies and which mature not more than two years after purchase,

     - certificates of deposit or time deposits of a bank or trust company having at least $500,000,000 of capital and surplus and maturing not more than two years after purchase, and

     - commercial paper of bank holding companies or other corporate issuers other than CFC generally rated in the highest category by at least two nationally recognized statistical rating agencies and maturing not more than one year after purchase. (Section 5.03)

EXERCISE OF RIGHTS

     Until the occurrence of an event of default under the indenture, CFC retains the right to control the exercise of rights and powers under eligible mortgage notes and mortgages pledged under the indenture. (Section 15.01) Mortgages which also secure notes issued to RUS provide that RUS will have the exclusive right for an initial 30-day period to initiate and control enforcement proceedings on behalf of the holders of all the notes secured by the particular mortgage, including those held by the trustee.

RESTRICTION ON INDEBTEDNESS

     CFC may not incur any indebtedness ranking senior to the debt securities or make any optional prepayment on any capital term certificate if, as a result, the principal amount of senior indebtedness outstanding at the time or on any future date, less the principal amount of a government or government insured obligations held by CFC on the determination date, would exceed 20 times the sum of the members' equity in CFC at the time of determination plus the principal amount of capital term certificates outstanding at the time of determination or at such given future date, as the case may be. The principal amounts of senior indebtedness and capital term certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 7.11) Senior indebtedness means all indebtedness of CFC, including all guarantees by CFC of indebtedness of others except capital term certificates. (Section 1.01). A "capital term certificate" is defined for the purposes of the indenture as a note of CFC substantially in the form of the capital term certificates of CFC outstanding on the date of the indenture and any other indebtedness having substantially similar provisions as to subordination. (Section 1.01). "Government or government insured obligations" means obligations held by CFC which relate to the RUS or successor programs and which are obligations of the United States or any agency thereof or which are guaranteed or insured by the United States government or any agency thereof. (Section 7.11) As of August 31, 2000, CFC had $18,693 million outstanding of senior indebtedness and within the restrictions of the indenture was permitted to have outstanding an additional $25,080 million of senior indebtedness.

     Unless an event of default occurs, CFC will be entitled to receive and retain all payments on account of principal, premium and interest on the eligible mortgage notes and permitted investments on deposit with the trustee. (Section 4.02)

MODIFICATION OF THE INDENTURE

     Modifications of the provisions of the indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding bonds, but, without the consent of the holder of each bond affected thereby, no such modification may:

     - effect a reduction, or an extension of the stated time of payment, of the principal of or interest on any bond or of any premium payable on redemption,

     - permit the creation of any prior or equal lien on the securities or other property pledged under the indenture or deprive the holder of any bond of the lien created by the indenture, or

     - reduce the above-stated percentage of holders of bonds whose consent is required to modify the indenture or the percentage of holders of bonds whose consent is required for any waiver under the indenture. (Section 13.02)

     The indenture provides that CFC and the trustee may, without the consent of any holders of bonds enter into supplemental indentures for the purposes of:

     - adding to CFC's covenants,

     - establishing the form or terms of bonds of any series,

     - changing or eliminating any restriction on the manner or place of payment of principal of or interest on bearer bonds, or

     - provided the action does not adversely affect the interests of the holders of any series of bonds in any material respect, curing ambiguities or inconsistencies in the indenture or making other provisions with respect to matters arising under the indenture. (Section 13.01)

WAIVER OF CERTAIN COVENANTS

     Under the indenture, CFC will not be required to comply with certain restrictive covenants (including that described above under "Restriction on Indebtedness") if the holders of at least a majority in principal amount of all series of outstanding debt securities affected waive compliance with the restrictive covenants. (Section 7.16)

EVENTS OF DEFAULT

     Each of the following will constitute an event of default under the indenture with respect to the securities of any series:

     - failure to pay interest on any bonds for 30 days after the interest becomes due,

     - failure to pay principal or any premium on any bonds at their maturity or upon redemption,

     - default in the making of any sinking fund payment on any bonds which provide for mandatory sinking fund payments,

     - default in the performance of specified covenants in the indenture for 60 days after such default is known to any officer of CFC, including the restriction on indebtedness and the covenant to maintain eligible collateral outlined above,

     - failure to perform any other covenant in the indenture for 60 days after notice from the trustee to CFC or from holders of at least 25% in principal amount of bonds outstanding to the trustee, and

     - specified events of bankruptcy, reorganization or insolvency. (Section 9.01)

     CFC is required to file with the trustee annually a written statement as to CFC's compliance with the conditions and covenants under the indenture. (Section 7.15) In case an event of default should occur and be continuing, the trustee or the holders of at least 25% in principal amount of the bonds then outstanding may declare the principal of the bonds to be due and payable. Each declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the bonds at the time outstanding. (Section 9.02)

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the bonds, unless the holders have offered to the trustee reasonable security or indemnity. Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable ground for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Sections 9.08, 10.01 and 10.03)

     The indenture provides that on receipt by the trustee of notice of an event of default, declaring an acceleration or directing the time, method or place of conducting a proceeding at law if an event of default has occurred and is continuing, the trustee shall, with respect to any series of bonds represented by a global bond or bonds, and may, with respect to any other series of bonds, establish a record dated for the purpose of determining holders of outstanding bonds of the series entitled to join in the notice. (Section 9.01)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At the request of CFC, the indenture will cease to be in effect as to CFC, except for certain obligations to register the transfer or exchange of bonds and hold moneys for payment in trust with respect to the bonds when the principal of and interest on bonds and coupons, if any, have been paid and/or CFC has deposited with the trustee, in trust, money and U.S. government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and interest on, the bonds in accordance with the terms of the bonds, or such bonds or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 14.01)

     Unless the prospectus supplement relating to the offered bonds provides otherwise, CFC at its option will be discharged from any and all obligations in respect of the offered bonds, except for certain obligations to register the transfer or exchange of bonds, replace stolen, lost or mutilated bonds and coupons, maintain paying agencies and hold moneys for payment in trust or need not comply with certain restrictive covenants of the indenture, in each case after CFC deposits with the trustee, in trust, money, and, in the case of bonds and coupons denominated in a foreign currency, foreign government securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the offered bonds are payable all the principal of, and interest on, the offered bonds on the dates payments are due in accordance with the terms of the offered bonds. Among the conditions to CFC's exercising any option, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the offered bonds to recognize income, gain or loss for United States federal income tax purposes and that the holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance has not occurred. (Section 14.02)

     At the request of CFC, the trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited, for the purposes described in the preceding two paragraphs, with the trustee by CFC and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the trustee, in exchange for other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC's request, U.S. government obligations, foreign government securities or money deposited with the trustee for the purposes described in the preceding two paragraphs, so long as in the opinion of a nationally-recognized firm of independent public accountants, immediately after the exchange the obligations, securities or money then held by the trustee will be in the amount as would then have been required to be deposited with the trustee for these purposes. (Section 14.02)

                    LIMITATIONS ON ISSUANCE OF BEARER BONDS

     Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to bearer bonds. These limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a bearer bond, will be set forth in any prospectus supplement providing for the issuance of bearer bonds.

                             UNITED STATES TAXATION

GENERAL

     This section summarizes the material U.S. tax consequences to holders of bonds. However, the discussion is limited in the following ways:

     - The discussion only covers you if you buy your bonds in the initial offering of a particular issuance of bonds.

     - The discussion only covers you if you hold your bonds as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

     - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of bonds. We suggest that you consult your tax advisor about the consequences of holding bonds in your particular situation.

     - The discussion is based on current law. Changes in the law may change the tax treatment of the bonds.

     - The discussion does not cover state, local or foreign law.

     - The discussion does not cover every type of bond that we might issue. If we intend to issue a bond of a type not described in this summary, additional tax information will be provided in the prospectus supplement for the bond.

     - We have not requested a ruling from the IRS on the tax consequences of owning the bonds. As a result, the IRS could disagree with portions of this discussion.

     IF YOU ARE CONSIDERING BUYING BONDS, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF HOLDING THE BONDS IN YOUR PARTICULAR SITUATION.

TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a "U.S. holder". A "U.S. holder" is:

     - an individual U.S. citizen or resident alien;

     - a corporation or partnership, or entity taxable as a corporation or partnership, that was created under U.S. law (federal or state);

     - an estate whose world-wide income is subject to U.S. federal income tax;
       or

     - a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     If a partnership holds bonds, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding bonds, we suggest that you consult your tax advisor.

INTEREST

     The tax treatment of interest paid on the bonds depends upon whether the interest is "qualified stated interest." A bond may have some interest that is qualified stated interest and some that is not.

     "Qualified stated interest" is any interest that meets all the following conditions:

     - It is payable at least once each year.

     - It is payable over the entire term of the bond.

     - It is payable at a single fixed rate or at a specified variable rate.

     - The bond has a maturity of more than one year from its issue date.

     If any interest on a bond is qualified stated interest, then

     - If you are a cash method taxpayer (including most individual holders), you must report that interest in your income when you receive it.

     - If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

     If any interest on a bond is not qualified stated interest, it is subject to the rules for original issue discount ("OID") described below.

  Determining Amount of OID

     Bonds that have OID are subject to additional tax rules. The amount of OID on a bond is determined as follows:

     - The amount of OID on a bond is the "stated redemption price at maturity" of the bond minus the "issue price" of the bond. If this amount is zero or negative, there is no OID.

     - The "stated redemption price at maturity" of a bond is the total amount of all principal and interest payments to be made on the bond, other than qualified stated interest. In a typical case where all interest is qualified stated interest, the stated redemption price at maturity is the same as the principal amount.

     - The "issue price" of a bond is the first price at which a substantial amount of the bonds are sold to the public.

     - Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called "de minimis OID". If all the interest on a bond is qualified stated interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the bond, and (c) the principal amount.

  Accrual of OID Into Income

     If a bond has OID, the following consequences arise:

     - You must include the total amount of OID as ordinary income over the life of the bond.

     - You must include OID in income as the OID accrues on the bonds, even if you are on the cash method of accounting. This means that you are required to report OID income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.

     - OID accrues on a bond on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a bond, combined with the inclusion into income of any qualified stated interest on the bond, will result in you being taxable at approximately a constant percentage of your unrecovered investment in the bond.

     - The accruals of OID on a bond will generally be less in the early years and more in the later years.

     - If any of the interest paid on the bond is not qualified stated interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.

     - Your tax basis in the bond is initially your cost. It increases by any OID (not including qualified stated interest) you report as income. It decreases by any principal payments you receive on the bond, and by any interest payments you receive that are not qualified stated interest.

  Bonds Subject to Additional Tax Rules

     Additional or different tax rules apply to several types of bonds that we may issue.

     Short-term bonds: We may issue bonds with a maturity of one year or less. These are referred to as "short-term bonds."

     - No interest on these bonds is qualified stated interest. Otherwise, the amount of OID is calculated in the same manner as described above.

     - You may make certain elections concerning the method of accrual of OID on short-term bonds over the life of the bonds.

     - If you are an accrual method taxpayer, a bank, a bond dealer, or in certain other categories, you must include OID in income as it accrues.

     - If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID in income until you actually receive payments on the bond. Alternatively, you can elect to include OID in income as it accrues.

     - Two special rules apply if you are a cash method taxpayer and you do not include OID in income as it accrues. First, if you sell the bond or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the bond at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the bond, then while you hold the bond you cannot deduct any interest on the borrowing that corresponds to accrued OID on the bond until you include the OID in your income.

     Floating rate bonds:  Floating rate bonds are subject to special OID rules.

     - If the interest rate is based on a single fixed formula based on the cost of newly borrowed funds or other objective financial information (which may include a fixed interest rate for the initial period), all the interest will be qualified stated interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the bond's initial floating rate into a fixed rate and by applying the general OID rules described above.

     - If the bond has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on any floating rate bond.

     Foreign currency bonds: A "foreign currency bond" is a bond denominated in a currency other than U.S. dollars. Special tax rules apply to these bonds:

     - If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date when you receive the payments.

     - If you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

     - Any OID on foreign currency bonds will be determined in the relevant foreign currency. You must accrue OID in the same manner that an accrual basis holder accrues interest income.

     - Your initial tax basis in a foreign currency bond is the amount of U.S. dollars you pay for the bond (or, if you pay in foreign currency, the value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

     - If you collect foreign currency upon the maturity of the bond, or if you sell the bond for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded foreign currency bond, this value is determined for cash basis taxpayers on the settlement date for the sale of the bond, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

     - Any gain or loss on the sale or retirement of a bond will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

     Other categories of bonds: Additional rules may apply to certain other categories of bonds. The prospectus supplement for these bonds may describe these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of bonds include:

     - bonds with contingent payments;

     - bonds that you can put to the Company before their maturity;

     - bonds that are callable by the Company before their maturity, other than typical calls at a premium;

     - indexed bonds with an index tied to currencies; and

     - bonds that are extendable at your option or at the option of the Company.

  Premium and Discount

     Additional special rules apply in the following situations involving discount or premium:

     - If you buy a bond in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be "bond premium". You can use bond premium to reduce your taxable interest income over the life of your bond.

     - Similarly, if a bond has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called "acquisition premium". The amount of OID you are required to include in income will be reduced by this amount over the life of the bond.

     - If you buy a bond in the initial offering for less than the initial offering price to the public, special rules concerning "market discount" may apply.

     Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

  Accrual Election

     You can elect to be taxed on the income from the bond in a different manner than described above. Under the election:

     - No interest is qualified stated interest.

     - You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount, and premium.

     - Your tax basis is increased by all accruals of income and decreased by all payments you receive on the bond.

  Sale or Retirement of Bonds

     On your sale or retirement of your bond:

     - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the bond. Your tax basis in the bond is your cost, subject to certain adjustments.

     - Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the bond for more than one year. For an individual, the maximum tax rate on long term capital gains is 20% (or 18% if the bond is acquired on or after January 1, 2001 and held for more than five years).

     - If (a) you purchased the bond with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the bond upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

     - If you sell the bond between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the bond but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

     - All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of short-term bonds, bonds with market discount, bonds with contingent payments, or foreign currency bonds.

  Information Reporting and Backup Withholding

     Under the tax rules concerning information reporting to the IRS:

     - Assuming you hold your bonds through a broker or other bonds intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement proceeds on your bonds, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS. If you are an individual, this is your social bond number. You are also required to comply with other IRS requirements concerning information reporting.

     - If you are subject to these requirements but do not comply, the intermediary must withhold 31% of all amounts payable to you on the bonds (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a "Non-U.S. holder." A "Non-U.S. holder" is:

     - an individual that is a nonresident alien;

     - a corporation or partnership organized or created under non-U.S. law;

     - an estate that is not taxable in the U.S. on its worldwide income; or

     - a trust with respect to which neither any court within the U.S. is able to exercise primary supervision over the administration of the trust nor one or more U.S. persons have the authority to control all substantial decisions of the trust.

  Withholding Taxes

     Generally, payments of principal and interest on the bonds will not be subject to U.S. withholding taxes.

     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements. These requirements have been changed for interest paid on or after January 1, 2001.

     - You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your bonds. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the bonds and that you are not a U.S. holder.

     - You hold your bonds directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

     - You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

     - The interest income on the bonds is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

     Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

     - The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

     - The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

     - An intermediary through which you hold the bonds fails to comply with the procedures necessary to avoid withholding taxes on the bonds. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the bonds. However, if you hold your bonds through a qualified intermediary -- or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the bonds -- the qualified intermediary will not generally forward this information to the withholding agent.

     - The amount of interest payable on a bond is based on the earnings of the Company or certain other contingencies. If this exception applies, additional information will be provided in the prospectus supplement.

     - You own 10% or more of the voting stock of the Company, are a "controlled foreign corporation" with respect to the Company, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

     Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

     - You hold your bonds directly through a qualified intermediary and the applicable procedures are complied with.

     - You file Form W-8ECI.

     - The bonds have an original maturity of 183 days or less from their issue date.

     The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of bonds, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

  Sale or Retirement of Bonds

     If you sell a bond or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

     - The gain is connected with a trade or business that you conduct in the U.S.

     - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the bond, and certain other conditions are satisfied.

     - The gain represents accrued interest or OID, in which case the rules for interest would apply.

  U.S. Trade or Business

     If you hold your bond in connection with a trade or business that you are conducting in the U.S.:

     - Any interest on the bond, and any gain from disposing of the bond, generally will be subject to income tax as if you were a U.S. holder.

     - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the bond. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

  Estate Taxes

     If you are an individual, your bonds will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the bonds were not connected to a trade or business that you were conducting in the U.S.

  Information Reporting and Backup Withholding

     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. holders as follows:

     - Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

     - Sale proceeds you receive on a sale of your bonds through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

  Possible European Union Requirements

     The European Union is considering new procedures that would apply to you if you are a tax resident of a member state and you receive interest on bonds from a paying agent located in another member state. Under these procedures, the paying agent's member state would adopt one of the following rules:

     - the paying agent would be required to withhold tax on interest paid to you on the bonds, unless you follow specified procedures to show that you have reported the interest to the tax authorities in your state of residence; or

     - the interest paid to you would be reported to the tax authorities in your state of residence by the paying agent's member state.

     No decision has been made whether to adopt these requirements. Even if they are adopted, it is not clear what their effective date will be. We advise you to consult your tax advisor about the possible implications of these requirements.

                              PLAN OF DISTRIBUTION

     Bonds of any series may be purchased to be reoffered to the public through underwriting syndicates led by Lehman Brothers Inc. or other underwriters. The underwriters with respect to an underwritten offering of bonds are named in the prospectus supplement relating to the offering. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase bonds will be subject to conditions precedent and each of the underwriters with respect to a sale of bonds will be obligated to purchase all of its bonds if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers set forth in the prospectus supplement may change from time to time.

     The place and time of delivery for the offered bonds in respect of which this prospectus is delivered will be set forth in the prospectus supplement.

     CFC has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     Each underwriter, dealer and agent participating in the distribution of any offered bonds which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, offered bonds in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the offered bonds. See "LIMITATIONS ON ISSUANCE OF BEARER BONDS".

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

     In connection with the offering of bonds, the underwriters may purchase and sell the bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the bonds, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of bonds than they are required to purchase from CFC. The underwriters also may impose a penalty bid, under which selling concessions allowed to broker-dealers in respect of the bonds sold in the offering may be reclaimed by the underwriters if those bonds are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

     The validity of the bonds offered hereby will be passed upon for CFC by Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, and for the underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York. Certain federal income tax matters relating to the bonds will be passed upon for CFC by Hunton & Williams, 200 Park Avenue, New York, New York, special tax counsel to CFC.

                                    EXPERTS

     The financial statements included in CFC's Annual Report on Form 10-K for the year ended May 31, 2000, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting commissions, are, subject to further contingencies, estimated as follows:

Registration statement filing fee...........................    $132,000
Printing....................................................      50,000
Legal fees and expenses.....................................     100,000
Blue sky fees and expenses..................................      15,000
Accounting fees.............................................      13,000
Fees of trustee.............................................      45,000
Fees of rating agencies.....................................     100,000
Miscellaneous...............................................      10,000
                                                                --------
          Total.............................................    $465,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 29-1104(9) of the District of Columbia Cooperative Association Act provides that an association such as the Registrant shall have the capacity "to exercise . . . any power granted to ordinary business corporations, save those powers inconsistent with this chapter." Section 29-304(16) of the District of Columbia Business Corporation Act permits any corporation:

To indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise.

The Board of Directors of CFC has resolved to indemnify all CFC directors, officers and employees in accordance with the terms of the first sentence of
Section 29-304(16). The bylaws of CFC also provide for indemnification of all CFC directors, officers and employees as set forth above.

ITEM 16. LIST OF EXHIBITS

 1    --   Form of Underwriting Agreement to be used in connection with bonds. Incorporated by reference to Exhibit 1 to the
           registration statement on Form S-3 filed by CFC on April 20,
           1995 (Registration No. 33-56065).
 4.1  --   Indenture, dated as of February 15, 1994, between CFC and
           U.S. Bank National Association, as successor trustee.
           Incorporated by reference to Exhibit 4 to Post-Effective
           Amendment No. 1 to registration statement on Form S-3 filed by CFC on February 15, 1994 (Registration No. 33-35261).
 4.2  --   First Supplemental Indenture, dated as of September 16,
           1994, between CFC and U.S. Bank National Association, as
           successor trustee. Incorporated by reference to Exhibit 4 to the current report on Form 8-K filed by CFC on September 16,
           1994.
 5    --   Opinion and consent of Milbank, Tweed, Hadley & McCloy LLP.
 8    --   Opinion and consent of Hunton & Williams.

12    --   Schedule of computation of ratio of margins to fixed
           charges.
23.1  --   Consent of Arthur Andersen LLP.
23.2  --   Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as
           part of Exhibit 5.
23.3  --   Consent of Hunton & Williams. Included as part of Exhibit 8.
24    --   Power of Attorney (included on signature pages).
25    --   Form T-1 Statement of Eligibility and Qualification under
           the Trust Indenture Act of 1939 of U.S. Bank National
           Association, as successor trustee. Incorporated by reference to Exhibit 25 to the Registration Statement on Form S-3
           filed by CFC on April 20, 1995 (Registration No. 33-56065).

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K):

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     THE REGISTRANT AND EACH PERSON WHOSE ORIGINAL SIGNATURE APPEARS BELOW HEREBY AUTHORIZES EACH OF SHELDON C. PETERSEN, STEVEN L. LILLY AND JOHN JAY LIST (THE "AGENTS") TO FILE ONE OR MORE AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THE REGISTRATION STATEMENT WHICH AMENDMENTS MAY MAKE SUCH CHANGES IN THE REGISTRATION STATEMENT AS SUCH AGENT DEEMS APPROPRIATE AND THE REGISTRANT AND EACH SUCH PERSON HEREBY APPOINTS EACH SUCH AGENT AS ATTORNEY-IN-FACT TO EXECUTE IN THE NAME AND ON BEHALF OF THE REGISTRANT AND EACH SUCH PERSON, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, ANY SUCH AMENDMENTS TO THE REGISTRATION STATEMENT.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF FAIRFAX, COMMONWEALTH OF VIRGINIA, ON THE 5TH DAY OF DECEMBER, 2000.

                                          NATIONAL RURAL UTILITIES
                                            COOPERATIVE FINANCE CORPORATION

                                          By:    /s/ SHELDON C. PETERSEN
                                            ------------------------------------
                                                    SHELDON C. PETERSEN
                                            Governor and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                    TITLE                          DATE
                   ---------                                    -----                          ----
            /s/ SHELDON C. PETERSEN                       Governor and Chief
------------------------------------------------          Executive Officer
              SHELDON C. PETERSEN

              /s/ STEVEN L. LILLY                  Senior Vice President and Chief
------------------------------------------------          Financial Officer
                STEVEN L. LILLY

             /s/ STEVEN L. SLEPIAN                      Controller (Principal
------------------------------------------------         Accounting Officer)
               STEVEN L. SLEPIAN

                 /s/ BENSON HAM                         President and Director
------------------------------------------------
                   BENSON HAM

              /s/ R.B. SLOAN, JR.                    Vice President and Director
------------------------------------------------
                R.B. SLOAN, JR.

               /s/ WADE R. HENSEL                  Secretary-Treasurer and Director
------------------------------------------------
                 WADE R. HENSEL

              /s/ JAMES M. ANDREW                              Director
------------------------------------------------
                JAMES M. ANDREW

                                                             December 5, 2000

                   SIGNATURE                                    TITLE                          DATE
                   ---------                                    -----                          ----

                                                               Director
------------------------------------------------
                ROBERT A. CAUDLE

              /s/ JAMES P. DUNCAN                              Director
------------------------------------------------
                JAMES P. DUNCAN

                                                               Director
------------------------------------------------
                 GLENN ENGLISH

              /s/ ALDEN J. FLAKOLL                             Director
------------------------------------------------
                ALDEN J. FLAKOLL

             /s/ JAMES A. HUDELSON                             Director
------------------------------------------------
               JAMES A. HUDELSON

              /s/ KENNETH KRUEGER                              Director
------------------------------------------------
                KENNETH KRUEGER

             /s/ STEPHEN R. LOUDER                             Director
------------------------------------------------
               STEPHEN R. LOUDER

                /s/ EUGENE MEIER                               Director
------------------------------------------------
                  EUGENE MEIER

              /s/ R. LAYNE MORRILL                             Director
------------------------------------------------
                R. LAYNE MORRILL

              /s/ ROBERT J. OCCHI                              Director
------------------------------------------------
                ROBERT J. OCCHI

             /s/ CLIFTON M. PIGOTT                             Director
------------------------------------------------
               CLIFTON M. PIGOTT

               /s/ TIMOTHY REEVES                              Director
------------------------------------------------
                 TIMOTHY REEVES

             /s/ BRIAN D. SCHLAGEL                             Director
------------------------------------------------
               BRIAN D. SCHLAGEL

            /s/ THOMAS W. STEVENSON                            Director
------------------------------------------------
              THOMAS W. STEVENSON

            /s/ CLIFFORD G. STEWART                            Director
------------------------------------------------
              CLIFFORD G. STEWART

               /s/ ROBERT STROUP                               Director
------------------------------------------------
                 ROBERT STROUP

                                                               Director
------------------------------------------------
                 ROBERT C. WADE

              /s/ ELDWIN A. WIXSON                             Director
------------------------------------------------
                ELDWIN A. WIXSON

  December 5, 2000

                               INDEX TO EXHIBITS

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                              EXHIBITS                                PAGE
-------                             --------                            ------------
   1      -- Form of Underwriting Agreement to be used in connection with bonds. Incorporated by reference to Exhibit 1 to the
             registration statement on Form S-3 filed by CFC on April
             20, 1995 (Registration No. 33-56065).
   4.1    -- Indenture, dated as of February 15, 1994, between CFC and
             U.S. Bank National Association, as successor trustee.
             Incorporated by reference to Exhibit 4 to Post-Effective
             Amendment No. 1 to Registration Statement on Form S-3
             filed by CFC on February 15, 1994 (Registration No.
             33-35261).
   4.2    -- First Supplemental Indenture, dated as of September 16,
             1994, between CFC and U.S. Bank National Association, as
             successor trustee. Incorporated by reference to Exhibit 4
             to the current report on Form 8-K filed by CFC on
             September 16, 1994.
   5      -- Opinion and consent of Milbank, Tweed, Hadley & McCloy
             LLP.
   8      -- Opinion and consent of Hunton & Williams.
  12      -- Schedule of computation of ratio of margins to fixed
             charges.
  23.1    -- Consent of Arthur Andersen LLP.
  23.2    -- Consent of Milbank, Tweed, Hadley & McCloy LLP. Included
             as part of Exhibit 5.
  23.3    -- Consent of Hunton & Williams. Included as part of Exhibit
             8.
  24      -- Power of Attorney (included on signature pages).
  25      -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National
             Association, as successor trustee. Incorporated by
             reference to Exhibit 25 to the registration statement on
             Form S-3 filed by CFC on April 20, 1995 (Registration No.
             33-56065).